BLUELINX CORPORATION
INTEGRATION INCENTIVE PLAN
APRIL 20, 2018

SECTION 1. BONUS PLAN
1.1    Purpose. The purpose of the BlueLinx Corporation Integration Incentive Plan, as may be amended from time to time (the “Plan”), is to align the interests of certain key employees of the Company (as defined below) with the Company’s integration objectives arising out of the Company’s acquisition of Cedar Creek Holdings, Inc.
Effective Date. The Plan is effective as of April 20, 2018.
SECTION 2. DEFINITIONS AND TERMS
2.1    Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, the Company’s GAAP accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.
2.2    Specific Terms. The following words and phrases as used herein shall have the following meanings.
“Adjusted EBITDA” means the Parent Company’s consolidated adjusted EBITDA, excluding any extraordinary gain or loss and any unusual or non-recurring charges (i.e., severance, relocation costs, one-time compensation charges (other than payments in connection with this Plan or other integration bonus plans) costs related to closure of facilities and restructuring charges or reserves) as may be equitably adjusted and certified by the Committee in its sole and absolute discretion.
“Base Integration Bonus” means the bonus earned as a result of the attainment of the Initial Integration Performance Target set forth in a Participant’s Participation Agreement to the extent the attainment occurs during the Integration Performance Period.
“Base Salary” means a Participant’s base salary at the annual rate in effect as of June 1, 2018.
“Bonus” means the Base Integration Bonus, the Supplemental Integration Bonus or both.
“Committee” means the compensation committee of the Parent Company’s Board of Directors.
“Company” means BlueLinx Corporation, and its direct and indirect subsidiaries, and any successor, whether by merger, ownership of all or substantially all of its assets, or otherwise.
“Cost To Achieve Synergies” means the one-time [or limited time] costs associated with the Integration that are required to realize the Net Synergies.
“Initial Integration Performance Target” means the initial integration synergy target as set forth in a Participant’s Participation Agreement.
“Integration” shall mean the combination of the Company and Cedar Creek business operations.
“Integration Performance Period” means the period commencing on April 16, 2018 and ending on October 16, 2019.
“Minimum LTM Adjusted EBITDA” means the minimum Adjusted EBITDA for the twelve-month period ending the last day of the fiscal month immediately prior to the date a Bonus is to be paid.

“Net Synergies” means the amount of net cost savings attributable to Integration that can be projected to occur over the twelve-month fiscal period following any fiscal month. Annual cost savings will be offset by any annual cost increases associated with the Integration.
“Parent Company” means BlueLinx Holdings Inc.
“Participant” means an employee of the Company or its subsidiaries, as applicable, who has been selected by the Committee to participate in the Plan and who has entered into a Participation Agreement.
“Participation Agreement” means the agreement between the Company and a Participant evidencing the terms of such Participant’s participation in the Plan
“Plan” has the meaning set forth in Section 1.1.
“Section 409A” shall have the meaning set forth in Section 7.
“Supplemental Integration Bonus” means the bonus earned as a result of the attainment of the Supplemental Integration Performance Target set forth in a Participant’s Participation Agreement to the extent the attainment occurs during the Integration Performance Period.
“Supplemental Integration Performance Target” means the supplemental integration synergies that are achieved by the end of the Integration Performance Period as set forth in a Participant’s Participation Agreement.
SECTION 3. ADMINISTRATION OF THE PLAN
3.1    Administration. The Plan shall be administered by the Committee. The Committee shall have the sole authority to select Participants, establish and administer targets for Net Synergies as they relate to payment of a Bonus, determine bonus target percentages for Participants, and, subject to Section 4.5, determine the time, or times, at which and the form and manner in which payments will be made under the Plan and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein), may adopt rules and regulations governing the administration of the Plan and shall exercise all other duties and powers conferred on it by the Plan or which are incidental or ancillary thereto. The Committee may delegate all or portions of its authority to the Parent Company’s Chief Executive Officer so long as the Chief Executive Officer is not a participant in the Plan. All determinations by the Committee shall be final, binding and conclusive on all persons.
3.2    Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.
SECTION 4. BONUS PROVISIONS
4.1    Participation Agreement. As a condition to participation in the Plan, each Participant shall enter into a Participation Agreement in substantially the form attached hereto as Exhibit A. The Participation Agreement shall set forth the terms of the Participant’s participation in the Plan.
4.2    Conditions to Payment of Bonuses. Except to the extent otherwise expressly set forth in the Participation Agreement, in order for a Participant to be entitled to a Bonus (i) the Participant must remain employed with the Company at the time of the payment of any such Bonus, and (ii) the Minimum LTM Adjusted EBITDA set forth in the Participation Agreement must have been met.
4.3    Changes Resulting from Accounting Changes. If a change occurs in the applicable accounting principles or practices, the determination of any Bonus to be paid under this Plan shall be appropriately adjusted by the Committee in its sole discretion so that the Bonus paid will approximate, as nearly as possible, those that would have been paid if such changes had not occurred.

4.4    Certification. No Participant shall receive any Bonus under the Plan unless the Committee has certified that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan. The Minimum Adjusted LTM EBITDA, Net Synergies, and Costs To Achieve Synergies shall be confirmed to the Committee to be accurate by the Parent Company’s CEO.
4.5    Time of Payment. Subject to Section 4.6, any Bonus earned by a Participant under the Plan shall be paid as follows: (i) the Base Integration Bonus shall be paid in two installments with 50% paid within sixty (60) days after the fiscal month end in which the Initial Integration Performance Target is met, and the second 50% installment paid six (6) months following the fiscal month end in which the Initial Integration Performance Target is met, but in any event no later than April 30, 2020 and (ii) the Supplemental Integration Bonus shall be determined within a reasonable time after the expiration of the Integration Performance Period and paid on or before March 15, 2020. If the Minimum Adjusted LTM EBITDA has not been attained when a Bonus would otherwise be paid, such Bonus will be paid in the first month following the month in which the Minimum Adjusted LTM EBITDA has been attained, and if the Minimum Adjusted LTM EBITDA is not attained on or before October 16, 2019, no Bonus shall be paid. Any Bonus shall be paid by check or direct deposit or in property of equal value on such payment date, as determined by the Committee.
4.6    Withholding. The Company shall be entitled to withhold from any payments due to Participant any federal, state or local taxes required to be withheld by the Company under the then applicable provisions of the Internal Revenue Code or state or local laws.
SECTION 5. GENERAL PROVISIONS
5.1    Absence of Liability. No member of the Board of Directors of the Company or the Parent Company or the Committee or any officer of the Company or the Parent Company shall be liable for any act or inaction hereunder, whether of commission or omission.
5.2    No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.
5.3    Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.3 shall not apply to an assignment of a contingency or payment due after the death of the Participant to the deceased Participant’s legal representative or beneficiary.
5.4    Rights of Participants. Nothing in this Plan or in any Participation Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time (with or without cause) or confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present (or any other) rate of compensation. No employee shall have a right to be selected as a Participant.
5.5    Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Georgia, without regard to its conflict of laws provisions.
5.6    Non-Exclusivity. The Plan does not limit the authority of the Company, the Board of Directors of the Parent Company, or the Committee to grant awards or authorize any other compensation under any other plan.

SECTION 6. AMENDMENTS, SUSPENSION OR TERMINATION OF PLANS
The Committee may from time to time amend, suspend or terminate the Plan, in whole or in part. and if suspended or terminated, the Committee may reinstate, any or all of the provisions of the plan. Notwithstanding the foregoing, no amendment shall be made which would adversely impact awards that have been previously granted under the Plan (except to the extent expressly set forth in this Plan or in the affected Participant’s Participation Agreement). The Plan is not a contract of employment for any period. Employment and termination of employment are governed by Company policies and procedures and not by the Plan.
SECTION 7. COMPLIANCE WITH CODE SECTION 409A
This Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), to the extent applicable. All terms used in this Plan shall be interpreted to the maximum extent possible to satisfy Section 409A. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion and without the consent of any Participant, amend the Plan to add, alter or remove any provision that the Committee deems necessary, appropriate or advisable to comply with Section 409A. For purposes of Section 409A, each payment of Bonus amounts under this Plan shall be considered a separate and distinct payment.

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